Exhibit 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) was originally made as of the 22nd day of April, 2021 (the “Effective Date”), by and between The Provident Bank, a state-chartered savings bank organized and existing under the laws of the Commonwealth of Massachusetts and now known as BankProv (the “Bank”), and Joseph Mancini of Peabody, Massachusetts (the “Executive”) and is amended and restated as of February 14, 2023. References in this Agreement to the “Company” are to Provident Bancorp, Inc., the holding company of the Bank.

WITNESSETH

WHEREAS, the Bank wishes to assure itself of the continued services of the Executive for the period provided in this Agreement; and

WHEREAS, to induce the Executive to remain in the employ of the Bank and to provide further incentive for the Executive to achieve the financial performance objectives of the Bank, the parties desire to amend and restate this Agreement; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of the Executive and the compensation payable to the Executive from the date of the amendment and restatement of this Agreement, as modified from time to time.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided in this Agreement, the parties hereby agree as follows:

1. Employment. The Executive shall serve the Bank as Chief Operating Officer. In his capacity as Chief Operating Officer, the Executive shall have the duties, responsibilities and authorities determined and designated from time to time by the Chief Executive Officer of the Bank (including either Co-Chief Executive Officer of the Bank), including without limitation, planning, organizing, and controlling all of the day-to-day operational activities of the Bank. Notwithstanding the foregoing, the Executive shall not be required to perform any duties and responsibilities that would result in a noncompliance with or a violation of any applicable law or regulation.

2. Effective Date and Term.

(a) The term of this Agreement shall begin effective as of January 1, 2023, and continue until December 31, 2024. Commencing as of January 1, 2024, and continuing on each January 1 thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall again become twenty-four (24) months, provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board of Directors”) must take the following actions: (i) conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement. If the decision of the disinterested members of the Board of Directors is not to renew this Agreement, then the Board of Directors shall provide the Executive with a written notice of non-renewal (“Non-Renewal Notice”) prior to the applicable Anniversary Date, and the term of this Agreement shall terminate at the end of the then current term of the Agreement. Notwithstanding the foregoing, the term of this Agreement shall terminate on an earlier date as may be specifically provided in this Agreement in the event of the Executive’s death, Retirement, Voluntary Termination or Termination for Cause. The last day of the term of this Agreement, as so extended from time to time, is herein sometimes referred to as the “Expiration Date.” Reference in this Agreement to the term of this Agreement shall refer to both the initial term and the extended terms.

(b) Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement.

3. Compensation and Benefits. The compensation and benefits payable to the Executive under this Agreement shall be as follows:

3.1 Salary. For all services rendered by the Executive to the Bank and its affiliates, the Executive shall be entitled to receive a base salary at an annual rate not less than $345,000 subject to increase from time to time in accordance with the usual practices of the Bank with respect to review of compensation of its senior executives. The Executive’s salary shall be payable in periodic installments in accordance with the Bank’s usual practice for its senior executives.

3.2 Regular Benefits. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans, and other benefit plans from time to time in effect for senior executives of the Bank (with the exception of any supplemental executive retirement plan). Participation in these arrangements shall be subject to (a) the terms of the applicable plan documents, (b) generally applicable policies of the Bank and (c) the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by the plans.

3.3 Business Expenses. The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to the reasonable requirements with respect to substantiation and documentation as may be specified by the Bank. Reimbursements of expenses and in-kind benefits subject to this Section 3.3 or otherwise provided to the Executive shall be subject to the following rules: (i) the amount of the expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); (ii) any reimbursement shall be made as soon as practicable and no later than two and one-half months following the last day of the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

3.4 Vacation. The Executive shall be entitled to not less than four (4) weeks of vacation per calendar year and any unused vacation of up to two (2) weeks for any year may be carried over to, but not beyond, the next following calendar year. All vacations shall be taken at the times and intervals determined by the Executive with the approval of the Chief Executive Officer of the Bank, which approval shall not be unreasonably withheld.

3.5 General. Nothing paid to the Executive under any plan, policy or arrangement currently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive as described in this Agreement.

3.6 Timing of Certain Payments. To the extent that this Section 3 provides for the deferral of compensation subject to Code Section 409A, the compensation shall be paid or provided not later than two and one-half months after the calendar year in which the compensation is no longer subject to a substantial risk of forfeiture, within the meaning of Treasury Regulations Section 1.409A-1(d).

4. Extent of Service. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, the Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Chief Executive Officer or the Board of Directors; provided, however, that so long as his activities do not materially interfere with the faithful performance of his duties hereunder, adversely affect the reputation of the Bank or any affiliate of the Bank, or present any conflict of interest, nothing herein shall be construed as preventing the Executive from:

(a) investing his assets in the form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which the investments are made; or

(b) serving on the board of trustees or directors of any company not in competition with the Bank or any affiliate and not having any business relationship with the Bank or any affiliate of the Bank (other than as a customer of the Bank), provided that the Executive shall not render any material services with respect to the operations or affairs of any such company; or

(c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

5. Termination Upon Death. In the event of the Executive’s death during the term of this Agreement, the Executive’s employment (and the term of this Agreement) shall terminate on the date of his death. The Bank shall pay to the Executive’s beneficiary, designated in writing to the Bank prior to his death (or to his estate, if he fails to make a designation), (i) any base salary or other compensation earned through the date of death, plus (ii) the base salary that the Executive would have earned for a period of six months following his death, plus (iii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank. In addition, the Bank shall continue in effect the medical benefits of the Executive's dependents at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of death for a twelve-month period commencing on the date of death (or, if continuation is not permitted by applicable law or if the Board of Directors so determines in its sole discretion, the Bank shall provide the economic equivalent in lieu thereof to the Executive's dependents).

6. Termination for Cause

6.1 Cause. The Bank may terminate the Executive’s employment for Cause (a “Termination for Cause”) at any time after notice to the Executive setting forth in reasonable detail the nature of the Cause and after an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors. The following, as determined by the Board of Directors in its reasonable judgment, shall constitute Cause for termination of employment: (i) the Executive’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof; or (ii) conviction of a crime related to banking activity or moral turpitude; or (iii) gross and willful failure to perform (other than on account of a medically determinable disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty (30) days after written notice given to the Executive pursuant to a majority vote of all of the members of the Board of Directors then in office, such vote to set forth in reasonable detail the nature of such failure; or (iv) the willful engaging by the Executive in illegal or gross misconduct which is materially and demonstrably injurious to the Bank or the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or a senior officer of the Bank, or based upon the advice of counsel for the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank. Notwithstanding the foregoing, the Executive shall not be deemed to have been discharged for “Cause” unless and until there shall have been delivered to him a copy of a certification by the Clerk of the Bank that a majority of the entire Board of Directors found in good faith that the Executive was guilty of conduct which is deemed to be Cause. In the event of a Termination for Cause, the Bank shall have no further obligation to the Executive, except as provided for in Section 6.2 of this Agreement.

6.2 Termination of Obligations. In the event of a Termination for Cause pursuant to this Section 6, the term of this Agreement shall terminate and the Bank shall pay to the Executive an amount equal to the sum of (a) the base salary or other compensation earned through the date of termination, plus (b) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank. All other obligations of the Bank under this Agreement shall terminate as of the date of termination.

7. Termination by the Executive.

7.1 Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment hereunder for Good Reason (as defined in Section 7.4 of this Agreement) upon at least thirty (30) days prior written notice given to the Board of Directors. within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect to terminate employment for Good Reason and, provided, the Bank shall have thirty (30) days to cure the condition giving rise to the right of the Executive to terminate employment (although the Bank may elect to waive the thirty (30) day period) for Good Reason. Upon a termination for Good Reason, the Executive shall be entitled to receive the benefits set forth in Section 9 of this Agreement.

7.2 Other Voluntary Termination by the Executive. During the term of this Agreement, the Executive may effect, upon sixty (60) days prior written notice to the Bank, a Voluntary Termination of his employment hereunder. A “Voluntary Termination” shall mean a termination of employment by the Executive on his own initiative other than (a) a termination due to death or Disability (as defined in Section 11 of this Agreement), or (b) a termination for Good Reason. If, during the term of this Agreement, the Executive terminates employment due to a Voluntary Termination, the term of this Agreement shall end and the Bank shall pay to the Executive an amount equal to the sum of (x) the base salary or other compensation earned through the date of termination, plus (y) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank.

7.3 Termination Due to Retirement. “Retirement” means the termination of the Executive’s employment with the Bank for any reason by the Executive at any time after the Executive attains age 65. The Executive may terminate the Executive’s employment hereunder due to Retirement upon sixty (60) days prior written notice to the Bank. If, during the term of this Agreement, the Executive terminates employment due to Retirement, the term of this Agreement shall thereupon end and the Bank shall pay to the Executive an amount equal to the sum of (x) the base salary or other compensation earned through the date of termination, plus (y) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank.

7.4 Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following:

(a) the failure of the Board of Directors to elect the Executive as the Chief Operating Officer of the Bank, or to continue to employ the Executive as the Chief Operating Officer of the Bank or a material reduction in the Executive’s authority, duties or responsibilities from the position and attributes associated with his position as Chief Operating Officer;

(b) a material diminution of the Executive’s base compensation set forth in Section 3.1 of this Agreement;

(c) a material breach by the Bank of any other provision of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Executive to the Bank specifying the nature of the failure or breach.

In addition, “Good Reason” shall include each of the following events but only if the event and the Executive’s termination of employment under Section 7.1 shall occur within two years following a Change in Control (as defined in Section 7.5):

(d) a change in the Executive’s principal place of employment to a place that increases the Executive’s commute from the Executive’s principal residence by more than thirty (30) miles;
(e) A material diminution in the benefits provided to the Executive by the Bank or its successor under any of the life insurance, medical, health and accident, or disability plans or any other material benefit plans in which the Executive was participating at the time of the Change in Control; or
(f) the failure of the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

7.5 Change in Control. For purposes of this Agreement, Change in Control shall mean a change in control of the Bank or the Company, as defined in Code Section 409A, and the regulations promulgated thereunder, including the following:

(a) Change in ownership: A change in ownership of the Bank of the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

(b) Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the Bank or the Company; or (ii) a majority of the Bank’s or the Company’s Board of Directors is replaced during any twelve (12)-month period by individuals whose appointment or election is not endorsed in advance by a majority of the Bank’s or the Company’s Board of Directors, or

(c) Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or the Company’s assets occurs if, in a twelve (12)- month period, any one person or more than one person acting as a group acquires assets from the Bank or the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or the Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

8. Termination by the Bank without Cause. The Executive’s employment with the Bank may be terminated without Cause by the Chief Executive Officer or the Board of Directors at any time upon notice to the Executive, provided, however, that the Bank shall have the obligation upon any such termination to make the payments to the Executive provided for under Section 9 of this Agreement.

9. Certain Termination Benefits. In the event of termination pursuant to Sections 7.1 or 8 of this Agreement, and provided that the Executive has not yet attained the age of 65 at the time of such termination, the Executive shall be entitled to each of the following benefits:

9.1 Earnings to Date of Termination. An amount equal to the sum of (i) the base salary or other compensation earned through the date of termination, plus (ii) the Executive’s pro rata share (based on the portion of the then-current calendar year during which the Executive was employed before termination of his employment) of his Average Bonus (as hereinafter defined), plus (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank. For purposes of this Agreement, the term “Average Bonus” shall mean the average of the aggregate annual amounts paid to the Executive (or accrued) as bonuses or other cash incentive compensation for each of the three calendar years immediately preceding the termination of employment.

9.2 Payment of Remaining Salary Obligation. If the termination of employment occurs other than at or following a Change in Control, a severance benefit equal to the Executive’s annual base salary that would have been paid through the Expiration Date. If the Executive’s termination of employment occurs in connection with or following a Change in Control, the severance benefit shall equal two (2) times the Executive’s current annual base salary. This payment in either situation shall be made in a lump sum within thirty (30) days following the date of termination of employment.

9.3 Benefit Continuation. For the period subsequent to the date of termination until the Expiration Date, the Bank will continue to provide the Executive and his dependents with non- taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for the Executive and his dependents immediately prior to his date of termination at no cost to the Executive. If the Bank cannot provide one or more of the benefits set forth in this provision because the Executive is no longer an employee, applicable rules and regulations prohibit the benefits or the payment of the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of the premiums for the benefits or the value of the remaining premiums at the time of such determination (based on the premium of the applicable coverage under the plan(s) sponsored by the Bank at the time of the Executive’s termination of employment). The cash payment shall be made in a lump sum within thirty (30) days after the later of the Executive’s date of termination or the effective date of the rules or regulations prohibiting the benefits or subjecting the Bank to penalties.

9.4 Waiver of Claims. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be required to be paid under Sections 7.1, 8 or 9 of this Agreement unless the Executive executes a waiver and release of claims against the Bank and its affiliates, including the Company, in a form acceptable to the Bank, and the execution occurs not later than the later of (i) the date on which distribution of the payments and benefits would commence in the absence of this Section 9.5, and (ii) the expiration of the minimum review and revocation period(s), if any, required under the
Age Discrimination in Employment Act of 1967, 29 U.S.C. Sections 621 through 634, in order for the waiver and release of claims to be effective. This provision shall not apply with respect to any payment made in the event of a termination of employment following a Change in Control.

9.5 Separation from Service. Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment or benefit described in this Agreement constitutes “non- qualified deferred compensation” under Code Section 409A, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, the payment or benefit shall be payable only upon the Executive’s “separation from service.” The term “separation from service” shall mean the Executive’s “separation from service” from the Bank, any affiliate of the Bank, or a successor entity, within the meaning set forth in Code Section 409A, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

9.6 280G Cut-Back. Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that the aggregate payments or benefits to be made or afforded to the Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto, then such payments or benefits shall be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Code Section 280G. In the event a reduction is necessary, then the cash severance payable by the Bank under this Agreement shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank being non-deductible to the Bank or its successor pursuant to Code Section 280G and subject to excise tax imposed under Code Section 4999.

10. Adjustment for Unavailability of Benefits. If, in spite of the provisions of this Agreement, benefits or service credits under any benefit plan provided by a third party shall not be payable or provided under any such plan to the Executive, or to the Executive’s dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Bank, the Bank shall pay or provide for payment of such benefits and service credits for the benefits to the Executive, or to the Executive’s dependents, beneficiaries or estate.

11. Disability.

11.1 Termination Due to Disability. The Bank may terminate the Executive's employment upon a determination, by vote of a majority of the members of the Board of Directors of the Bank, acting in reliance on the written advice of a medical professional acceptable to the Board of Directors, that the Executive has become disabled. For purposes of this Agreement, disability means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that: (i) renders the Executive unable to engage in any substantial gainful activity, or (ii) causes the Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Bank covering the Executive. In such event, the Bank shall pay and deliver to the Executive an amount equal to the sum of (i) the base salary or other compensation earned through the date of termination, plus (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank. The Executive shall be entitled to continuation of the Executive’s medical benefits at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination for the one-year period following termination of the Executive’s employment due to disability pursuant to this section 11.

11.2 Effective Date of Termination. A termination of employment due to disability under this Section 11 shall be effected by notice of termination given to the Executive by the Bank and shall take effect on the later of the effective date of termination specified in the notice or the date on which the notice of termination is deemed given to the Executive.

12. Confidential Information. The Executive will not disclose to any other Person (as defined in Section 15.2) (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of the Bank or any affiliate obtained by him incident to his employment with the Bank. The term “confidential information” includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Bank but does not include any information which has become part of the public domain by means other than the Executive’s nonobservance of his obligations hereunder. Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

13. No Mitigation; No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against any amounts due to him under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

14. Non-Competition; Non-Solicitation; Other.

14.1 Non-Competition; Non-Solicitation. The provisions of this Section 14 shall not be binding on the Executive (and shall become of no further force or effect) after a Change in Control shall have occurred. The Executive hereby covenants and agrees that during his employment with the Bank, and for a period equal to the lesser of (i) one year following his termination of employment with the Bank or (ii) the remaining term of this Agreement as of his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank;

(b) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to cause any client, customer or other business relation (whether a current or a prospective client, customer or business relation) of the Bank or its affiliates, (i) to terminate an existing business or commercial relationship with the Bank or its affiliates or (ii) to reduce the amount of business that any client, customer or other business relation has customarily done or contemplates doing with the Bank or its affiliates, whether or not the relationship between the Bank or its affiliates and the client, customer, or other business relation was originally established, in whole or in part, through Employee’ s efforts, or in any way interfere with the relationship between the client, customer, or business relation, on the one hand, and the Bank or its affiliates, on the other hand. For purposes of this Section 14.1(b), a prospective client, customer or business relation means persons, firms, companies or corporations (including any subsidiaries, parents, franchisees, partners and/or joint ventures of the same) solicited by or on behalf of the Bank or its affiliates, employees, directors or representatives within one year prior to the date of the Executive’s termination of employment.

(c) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings association, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that competes with the business of the Bank or its affiliates and has headquarters or offices within twenty-five (25) miles of the location of the Bank’s main offices in Amesbury, Massachusetts or Portsmouth, New Hampshire.

14.2 Cooperation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

14.3 Compliance and Reasonableness. All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section 14. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 14, agree that, in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. The Executive represents and admits that the restrictions contained in this Section 14 are reasonable and the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

14.4  In connection with the non-competition restriction in this Section 14, the Executive acknowledges and agrees that he has been advised to consult a lawyer prior to signing this Agreement, that he has had at least ten (10) business days to consider this Agreement before it became effective, and that he has received other adequate mutually agreed consideration in exchange for this restriction which is above and beyond continuation of employment. If, for any reason, any provision of Section 14.1(c) of this Agreement is held invalid, the restrictions in Section 14.1(c) shall be modified, by the minimum amount necessary, such that the remaining provisions are consistent with law and continue in full force and effect.

15. Miscellaneous.

15.1 Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

15.2 Definition of “Person” and “Affiliate”. For purposes of this Agreement, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization. The term “affiliate” includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank, including the Company.

15.3 Withholding. All payments made under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.

15.4 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Bank, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the County of Essex. The arbitration shall be conducted in the County of Essex in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 15.4. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

15.5 Interpretation. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5” would be part of “Section 5” and references to “Section 5” would also refer to material contained in the subsection described as “Section 5.5”).

15.6 Assignment; Successors and Assigns, etc.

(a) This Agreement shall be binding upon the Bank and any successors to the Bank, including any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 14.6, the Bank shall have no liability to pay any amount to the assignee or transferee.

15.7 Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.8 Reductions. Notwithstanding anything to the contrary contained in this Agreement, any and all payments and benefits to be provided to the Executive hereunder are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Bank. The Executive confirms that he is aware of the fact that the Federal Deposit Insurance Corporation has the power to preclude the Bank from making payments to the Executive under this Agreement under certain circumstances. The Executive agrees that the Bank shall not be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank, as the case may be. Pursuant to the foregoing:

(a) In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b) In no event shall the Bank be obligated to make any payment pursuant to this Agreement if:

(i) the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1818(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(ii) the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

15.9 Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.10 Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Bank or, in the case of the Bank, at its main office, attention of the Chief Executive Officer.

15.11 Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of the Bank.

15.12 Attorney’s Fees. The Bank agrees to reimburse the Executive for reasonable out-of-pocket expenses (including reasonable attorney’s fees) incurred in enforcing this Agreement if the Executive succeeds on the merits in enforcing this Agreement.

15.13 No Effect on Length of Service. Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Executive’s employment before the end of the term of this Agreement with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Bank and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive’s employment at the expiration of the term of this Agreement. Any continuation of the Executive’s employment beyond the expiration of the term of this Agreement shall be on an “at-will” basis unless the Bank and the Executive agree otherwise.

15.14 Payments to Estate or Beneficiaries. In the event of the Executive’s death prior to the completion by the Bank of all payments due him under this Agreement, the Bank shall continue such payments (other than payments which by their terms cease upon death) to the Executive’s beneficiary designated in writing to the Bank prior to his death (or to his estate, if he fails to make such designation) and, as applicable, to his surviving dependents.

15.15 Entire Agreement; Effect on Prior Agreements. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

15.16 Governing Law. This contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to its principles of conflicts of laws.

15.17 Section 409A. The payments provided for herein are intended to be exempt from Code Section 409A under the “short-term deferral” exception. The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(ii). In addition, notwithstanding any other provision of this Agreement, if the Executive is a “specified employee” (as defined under Code Section 409A and applicable guidance thereunder) and any payment under this Agreement is triggered due to the Executive’s separation from service, then solely to the extent necessary to avoid penalties under Code Section 409A, no payment will be made during the first six (6) months following the Executive’s separation from service. Rather, any payment which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the separation from service. All subsequent payments shall be paid in the manner specified in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank, by its duly authorized officer, and by the Executive, as of the date first above written.

ATTEST:	BankProv /s/ Kimberly Scholtz
[Seal]	By: Kimberly Scholtz Title: Corporate Secretary

WITNESS	EXECUTIVE /s/ Joseph Mancini
Joseph Mancini